EXHIBIT 10-32
Amendment to ReachLocal Employment Letter

Whereas, Gannett Co., Inc. (“Gannett”) has acquired ReachLocal, Inc. (“ReachLocal”) in a transaction whereby ReachLocal has become a wholly owned subsidiary of Gannett;

Whereas, Gannett, ReachLocal and Sharon T. Rowlands would like to continue Sharon T. Rowlands’ employment as the Chief Executive Officer of ReachLocal;

Whereas, Sharon T. Rowlands’ employment with ReachLocal is subject to an employment letter dated March 31, 2014, as amended (the “Employment Letter”);

Whereas, Sharon T. Rowlands is agreeable to amending the terms and conditions of her Employment Letter as set forth herein;

Now therefore, in consideration for the Stock Unit Award Agreement attached as Exhibit A and Cash Award Agreement attached as Exhibit B, Sharon T. Rowlands and ReachLocal hereby agree as follows:

1.	The second sentence of Section 1 of the Employment Letter is hereby deleted.

2.
The first sentence of Section 2(b) of the Employment Letter is hereby amended effective for annual bonus programs commencing on or after January 1, 2017, by replacing the reference to “120%” with “75%”, and adding the following sentence to the end of such Section:

ReachLocal reserves the right to amend or terminate its annual bonus program, including your target bonus under such program.

3.	Sections 2(c) and 4(a) are deleted in their entirety.

4.	Exhibit A to the Employment Letter is hereby deleted in its entirety, and Section 3 is hereby replaced in its entirety with the following:

3. Severance Policy. You will be eligible to participate in the Gannett Co., Inc. Executive Severance Plan, which will provide you with a severance benefit equal to two years of your annual base salary. Your severance rights will be subject to the terms and conditions of such plan, including Gannett’s right to amend or terminate such plan in the future, including the right to change your severance benefits under such plan. By executing this amendment, you hereby waive your right to participate in any other severance plan, including, without limitation your rights to participate in and receive benefits under the ReachLocal, Inc. Amended and Restated Change in Control and Severance Policy for Senior Management.

5.	As retention awards, and subject to Sharon T. Rowlands’ execution thereof, Gannett hereby grants Sharon T. Rowlands awards pursuant to the Stock Unit Award

Agreement and Cash Award Agreement attached hereto as Exhibits A and B, respectively.

6.	This Amendment shall become effective on August 9, 2016.

7.	Except as provided above your rights under your rights and responsibilities under your Employment Letter remain in full effect.

IN WITNESS WHEREOF, the parties agree to this Amendment to the Employment Letter.

ReachLocal, Inc.

/s/ Megan Opp
Dated: 8/24/2016

Sharon T. Rowlands

/s/ Sharon T. Rowlands
Dated: 8/22/2016